Exhibit 99.1

Progenics Prices 3.25 Million Common Shares in $52.8 Million Follow-on
Offering

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Nov. 14, 2003--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the pricing of its public offering of 3.25 million shares of its common stock at a price of $16.25 per share. Net proceeds to the Company after expenses are expected to be approximately $48.9 million. The Company has also granted an option to the underwriters to purchase an additional 487,500 shares of common stock. The Company intends to use the proceeds from the offering for working capital and general corporate purposes, including, without limitation, the funding of clinical trials of product candidates, expansion of its manufacturing facilities and research and development projects.
    The underwriters for this offering include joint-lead managers Citigroup and CIBC World Markets Corp. and co-managers Lazard; Legg Mason Wood Walker, Incorporated; and Punk, Ziegel & Company.
    A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Progenics, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
    This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from Citigroup, 388 Greenwich Street, New York, New York 10013; CIBC World Markets Corp., 417 Fifth Avenue, New York, New York 10016; Lazard, 30 Rockefeller Plaza, New York, New York 10020; Legg Mason Wood Walker, Incorporated, 100 Light Street, Baltimore, Maryland 21202; or Punk, Ziegel & Company, 520 Madison Avenue, New York, New York 10022.

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com